Exhibit 99.1
SouthCrest Financial Group, Inc. Announces Third Quarter Earnings

FAYETTEVILLE, GA, (November 9,  2007) – SouthCrest Financial Group, Inc. (SCSG) reported net income for the third quarter ended September 30, 2007 of $1,650,000 or $0.42 per share, compared to $1,449,000 or $0.41 per share for the same quarter a year ago.  For the nine month period ended September 30, 2007, net income was $4,854,000, or $1.23 per share compared to $4,854,000, or $1.20 per share for the same period a year ago.  All per share amounts are stated on a basic and fully diluted basis.

Results of operations for 2006 operations do not include the results of operations for Peachtree Bank or Bank of Chickamauga.  Results of operations for these subsidiaries are only included in the consolidated totals prospectively from their acquisition dates, which was October 31, 2006 for Peachtree Bank and July 1, 2007 for Bank of Chickamauga.

Return on average assets was 1.09% for the three months ended September 30, 2007 compared to 1.25% for the same period in 2006, and 1.16% for the current year to date period compared to 1.26% for the same period in 2006.  Return on average equity was 8.29% for the three months ended September 30, 2007 compared to 10.27% for the same period in 2006, and 9.01% for the nine months ended September 30, 2007 compared to 10.43% for the same period in the prior year.  The Company’s net interest margin for the nine months ended September 30, 2007 improved over the previous year, increasing from 4.47% to 4.48%.  For the quarter, the net interest margin decreased from 4.46% for the previous year to 4.37% for the current year.  The primary reason for the decline relates to the acquisition of Chickamauga on July 1, which was an all cash transaction.

Nonperforming assets decreased to $1,349,000 from $1,700,000 at December 31, 2006.  The Company’s asset quality indicators continue to compare favorably with historical benchmarks for the industry.  At September 30, 2007, nonperforming assets were 0.22% of total assets compared to 0.31% of total assets at December 31, 2006.  For the nine months ended September 30, 2007, the Company experienced net chargeoffs of 0.05% versus 0.08% for the same period in 2006.  At September 30, 2007, the allowance for loan losses was 1.36 % of loans compared to 1.34% at December 31, 2006.

Total assets at September 30, 2007 were $611.3 million compared to $544.0 million at December 31, 2006, an increase of $67.3 million due primarily to the acquisition of Bank of Chickamauga.  Loans increased $41.2 million or 12.3% to $376.6 million, while deposits increased $49.4 million or 10.7% to $512.0 million.  Changes in loans and deposits are primarily due to the acquisition of Bank of Chickamauga.  Excluding the impact of the acquisition, loans would have grown $14.5 million and deposits would have declined by $263,000.   In 2007, the Company’s loan growth has slowed compared to levels experienced in 2006 and 2005.

In a press release dated July 2, 2007, the Company announced that on July 1, 2007 it had completed its merger with Bank of Chickamauga.  Bank of Chickamauga maintains two offices in the City of Chickamauga in Walker County, Georgia.  At June 30, 2007 it had approximately $67.2 million in assets, $49.8 million in deposits, and capital of $13.8 million.

The Company also announced on October 1, 2007 that it declared a dividend of $0.13 per share compared to $0.125 per share for the same period a year ago.  The dividend was paid on October 31, 2007 to shareholders of record as of October 17, 2007.

About SouthCrest Financial Group, Inc.

SouthCrest Financial Group, Inc. is the parent company of four bank subsidiaries operating a total of fourteen branch offices.  Bank of Upson, based in Thomaston, GA, has two branches in Upson County, three branches in Meriwether County operating as Meriwether Bank & Trust, and two branches in Fayette County operating as SouthCrest Bank;  The First National Bank of Polk County, based in Cedartown, GA, operates three branches in Polk County; Peachtree Bank, based in Maplesville, AL, operates two branches in Chilton County, Alabama; and Bank of Chickamauga, located in Chickamauga, Georgia, which operates two branches in Walker County, Georgia.  SouthCrest is traded on the OTC-Bulletin Board under the symbol “SCSG.”

Forward-Looking Statements
This release contains forward-looking statements including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting SouthCrest’s operations, markets and products. Without limiting the foregoing, the words "believes," "anticipates," "intends," "expects," or similar expressions are intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those projected for many reasons, including, without limitation, changing events and trends that have influenced SouthCrest’s assumptions, but that are beyond SouthCrest’s control. These trends and events include (i) changes in the interest rate environment which may reduce margins, (ii) not achieving expected growth, (iii) less favorable than anticipated changes in the national and local business environment and securities markets, (iv) adverse changes in the regulatory requirements affecting SouthCrest, (v) greater competitive pressures among financial institutions in SouthCrest’s markets and (vi) greater loan losses than historic levels.  Additional information and other factors that could affect future financial results are included in SouthCrest’s filings with the Securities and Exchange Commission.

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Contact Information:

SouthCrest Financial Group, Inc.
Doug Hertha, CFO
770-461-2781

SouthCrest Financial Group, Inc.
Consolidated Financial Highlights
(Unaudited)

	Quarter Ended September 30			Year Ended September 30
	2007	2006	% Change	2007	2006	% Change
All dollars in thousands except per share data
EARNINGS
Net interest income	$5,904	$4,741	24.5%	$16,739	$13,946	20.0%
Provision for loan losses	212	267	-20.6%	438	508	-13.8%
Noninterest income	1,749	1,337	30.8%	4,801	3,902	23.0%
Noninterest expense	5,081	3,656	39.0%	14,074	10,972	28.3%
Income taxes	710	706	0.6%	2,174	2,087	4.2%
Net income	1,650	1,449	13.9%	4,854	4,281	13.4%
PER SHARE INFORMATION
Earnings per share	$0.42	$0.41	2.4%	$1.23	$1.20	2.5%
Dividends per share	0.130	0.125	4.0%	0.390	0.375	4.0%
Book value per share	18.03	15.79	14.2%
Shares outstanding	3,952,328	3,581,193
OPERATING RATIOS (1)
Net interest margin	4.37%	4.46%		4.48%	4.47%
Return on average assets	1.09%	1.25%		1.16%	1.26%
Return on average equity	8.29%	10.27%		9.01%	10.43%
Efficiency ratio	66.39%	60.15%		65.34%	61.47%
Net chargeoffs / average loans	0.10%	0.28%		0.05%	0.08%
AVERAGE BALANCES
Loans	$369,857	$293,949	25.8%	$345,621	$284,387	21.5%
Total earning assets	536,175	421,993	27.1%	499,155	417,019	19.7%
Total assets	602,734	461,623	30.6%	559,332	454,847	23.0%
Deposits	507,133	387,468	31.0%	471,776	383,185	23.1%
Borrowed funds	15,614	14,128	10.5%	9,651	13,496	-28.5%
Shareholders' equity	78,936	55,969	41.0%	71,993	54,891	31.2%
				As of
	As of September 30,			Dec. 31
END OF PERIOD BALANCES	2007	2006	% Change	2006	% Change
Loans	$376,604	$301,312	25.0%	$335,452	12.3%
Reserve for loan losses	5,134	3,818	34.5%	4,480	14.6%
Total earning assets	540,169	423,188	27.6%	483,653	11.7%
Intangible assets	18,780	6,311	197.6%	13,550	38.6%
Total assets	611,297	464,404	31.6%	544,017	12.4%
Deposits	512,031	390,804	31.0%	462,622	10.7%
Borrowed funds	16,107	11,644	38.3%	5,945	170.9%
Shareholders' equity	71,270	56,548	26.0%	67,555	5.5%
ASSET QUALITY (END OF PERIOD)
Loans 90 days past due and still accruing	$778	$344		$1,015
Nonaccrual Loans	196	847		479
Other Real Estate Owned	375	344		206
Total nonperforming assets	1,349	1,535		1,700
Nonperforming assets / total assets	0.22%	0.33%		0.31%
Allowance for loan losses / total loans	1.36%	1.27%		1.34%
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(1) All ratios are annualized.
n/m - percentage change is not meaningful.